EXHIBIT 99.2

KAR Auction Services, Inc.
First Quarter 2023 Supplemental Financial Information
May 2, 2023

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended March 31, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(21.1)	$33.8	$12.7
Add back:
Income taxes	(3.9)	11.2	7.3
Interest expense, net of interest income	7.1	30.3	37.4
Depreciation and amortization	21.2	1.8	23.0
Intercompany interest	6.4	(6.4)	—
EBITDA	9.7	70.7	80.4
Non-cash stock-based compensation	2.7	1.1	3.8
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(27.8)	(27.8)
Severance	0.5	—	0.5
Foreign currency (gains)/losses	(0.1)	0.2	0.1
Net change in unrealized (gains) losses on investment securities	—	0.1	0.1
Professional fees related to business improvement efforts	0.6	0.1	0.7
Other	0.6	0.2	0.8
Total addbacks/(deductions)	4.6	(26.1)	(21.5)
Adjusted EBITDA	$14.3	$44.6	$58.9

	Three Months Ended March 31, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(39.4)	$31.0	$(8.4)
Add back:
Income taxes	(15.1)	10.4	(4.7)
Interest expense, net of interest income	13.2	12.3	25.5
Depreciation and amortization	23.9	2.1	26.0
Intercompany interest	0.1	(0.1)	—
EBITDA	(17.3)	55.7	38.4
Non-cash stock-based compensation	4.4	0.8	5.2
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(10.4)	(10.4)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	3.2	0.2	3.4
Foreign currency (gains)/losses	1.2	—	1.2
Net change in unrealized (gains) losses on investment securities	—	3.0	3.0
Professional fees related to business improvement efforts	7.3	0.8	8.1
Total addbacks/(deductions)	16.3	(5.6)	10.7
Adjusted EBITDA	$(1.0)	$50.1	$49.1

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Net income (loss)	$210.2	$(5.8)	$37.1	$12.7	$254.2
Less: Income from discontinued operations	215.6	(6.3)	(4.8)	—	204.5
Income (loss) from continuing operations	(5.4)	0.5	41.9	12.7	49.7
Add back:
Income taxes	(9.9)	6.7	17.9	7.3	22.0
Interest expense, net of interest income	25.2	30.9	34.9	37.4	128.4
Depreciation and amortization	25.9	24.3	24.0	23.0	97.2
EBITDA	35.8	62.4	118.7	80.4	297.3
Non-cash stock-based compensation	14.5	3.5	(5.7)	3.8	16.1
Loss on extinguishment of debt	7.7	9.3	0.2	—	17.2
Acquisition related costs	0.3	0.3	0.3	0.3	1.2
Securitization interest	(14.3)	(20.2)	(25.8)	(27.8)	(88.1)
Gain on sale of property	—	—	(33.9)	—	(33.9)
Severance	3.3	1.5	4.2	0.5	9.5
Foreign currency (gains)/losses	3.3	4.1	(6.1)	0.1	1.4
Net change in unrealized (gains) losses on investment securities	3.2	0.3	0.6	0.1	4.2
Professional fees related to business improvement efforts	0.8	3.2	3.1	0.7	7.8
Other	1.5	5.1	0.9	0.8	8.3
Total addbacks/(deductions)	20.3	7.1	(62.2)	(21.5)	(56.3)
Adjusted EBITDA from continuing operations	$56.1	$69.5	$56.5	$58.9	$241.0

Results of Operations

KAR Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2023	2022
Revenues from continuing operations
Auction fees	$99.9	$101.4
Service revenue	165.6	137.5
Purchased vehicle sales	55.5	46.3
Finance-related revenue	99.6	84.2
Total revenues from continuing operations	420.6	369.4
Cost of services*	224.2	210.8
Gross profit*	196.4	158.6
Selling, general and administrative	108.0	118.9
Depreciation and amortization	23.0	26.0
Operating profit	65.4	13.7
Interest expense	38.3	25.6
Other (income) expense, net	7.1	1.2
Income (loss) from continuing operations before income taxes	20.0	(13.1)
Income taxes	7.3	(4.7)
Income (loss) from continuing operations	12.7	(8.4)
Income from discontinued operations, net of income taxes	—	8.1
Net income (loss)	$12.7	$(0.3)
Income (loss) from continuing operations per share
Basic	$0.01	$(0.16)
Diluted	$0.01	$(0.16)
* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended March 31, 2023 and 2022
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Income from discontinued operations, net of income taxes."
Overview
For the three months ended March 31, 2023, we had revenue of $420.6 million compared with revenue of $369.4 million for the three months ended March 31, 2022, an increase of 14%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $3.0 million, or 12%, to $23.0 million for the three months ended March 31, 2023, compared with $26.0 million for the three months ended March 31, 2022. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and a reduction in assets placed in service.

Interest Expense
Interest expense increased $12.7 million, or 50%, to $38.3 million for the three months ended March 31, 2023, compared with $25.6 million for the three months ended March 31, 2022. Interest expense increased $18.0 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 6.6% for the three months ended March 31, 2023, as compared with approximately 2.3% for the three months ended March 31, 2022. In addition, in March 2022, there was an unrealized gain of $8.7 million related to the discontinuance of hedge accounting for the interest rate swaps. These items were partially offset by a decrease in interest expense resulting from repayments of term loan and senior note debt in 2022.
Other (Income) Expense, Net
For the three months ended March 31, 2023, we had other expense of $7.1 million compared with $1.2 million for the three months ended March 31, 2022. The increase in other expense was primarily attributable to the impairment of an equity security and note receivable with the same investee aggregating $11.0 million, partially offset by a $2.9 million decrease in unrealized losses on investment securities, a $1.1 million decrease in foreign currency losses on intercompany balances and an increase in other miscellaneous income aggregating $1.1 million.
Income Taxes
We had an effective tax rate of 36.5% for the three months ended March 31, 2023, compared with an effective tax rate of 35.9% on a pre-tax loss for the three months ended March 31, 2022.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from KAR. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the three months ended March 31, 2023 and 2022, the Company's financial statements included income from discontinued operations of $0.0 million and $8.1 million, respectively.
Impact of Foreign Currency
For the three months ended March 31, 2023 compared with the three months ended March 31, 2022, the change in the Canadian dollar exchange rate decreased revenue by $6.0 million, operating profit by $1.7 million and net income by $1.0 million. For the three months ended March 31, 2023 compared with the three months ended March 31, 2022, the change in the euro exchange rate decreased revenue by $3.0 million, operating profit by $0.2 million and net income by $0.1 million.

Marketplace Results

	Three Months Ended March 31,
(Dollars in millions, except per vehicle amounts)	2023	2022
Auction fees	$99.9	$101.4
Service revenue	165.6	137.5
Purchased vehicle sales	55.5	46.3
Total Marketplace revenue from continuing operations	321.0	285.2
Cost of services*	207.8	195.8
Gross profit*	113.2	89.4
Selling, general and administrative	95.6	108.4
Depreciation and amortization	21.2	23.9
Operating profit (loss)	$(3.6)	$(42.9)

Commercial vehicles sold	167,000	174,000
Dealer consignment vehicles sold	163,000	177,000
Total vehicles sold	330,000	351,000
Gross profit percentage, excluding purchased vehicles*	42.6%	37.4%
* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended March 31, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $35.8 million, or 13%, to $321.0 million for the three months ended March 31, 2023, compared with $285.2 million for the three months ended March 31, 2022. The change in revenue included the impact of decreases in revenue of $5.2 million and $3.0 million due to fluctuations in the Canadian dollar exchange rate and the euro exchange rate, respectively. The increase in revenue was primarily attributable to the increases in service revenue and purchased vehicle sales (discussed below).
The 6% decrease in the number of vehicles sold was comprised of a 4% decline in commercial volumes and an 8% decrease in dealer consignment volumes. The decrease in the number of vehicles sold was driven by an industry-wide lack of wholesale used vehicle supply.
Auction Fees
Auction fees decreased $1.5 million, or 1%, to $99.9 million for the three months ended March 31, 2023, compared with $101.4 million for the three months ended March 31, 2022. The decrease in auction fees was primarily the result of a decrease in the number of vehicles sold. Auction fees per vehicle sold for the three months ended March 31, 2023 increased $14, or 5%, to $303, compared with $289 for the three months ended March 31, 2022. The increase in auction fees per vehicle sold reflects an increase in auction fees and a smaller mix of lower-fee commercial off-premise vehicles, partially offset by lower vehicle values.
Service Revenue
Service revenue increased $28.1 million, or 20%, to $165.6 million for the three months ended March 31, 2023, compared with $137.5 million for the three months ended March 31, 2022, primarily as a result of increases in repossession and remarketing fees of $10.5 million, transportation revenue of $8.2 million, third-party fees for platform services of $6.6 million, inspection service revenue of $2.3 million and a net increase in other miscellaneous service revenues aggregating approximately $0.5 million.
Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $9.2 million, or 20%, to $55.5 million for the three months ended March 31, 2023, compared with $46.3 million for the three months ended March 31, 2022, primarily as a result of an increase in purchased vehicles sold and the average selling price of purchased vehicles sold in Europe.

Gross Profit
For the three months ended March 31, 2023, gross profit from the Marketplace segment increased $23.8 million, or 27%, to $113.2 million, compared with $89.4 million for the three months ended March 31, 2022. Revenue increased 13% for the three months ended March 31, 2023, while cost of services increased 6% during the same period. Gross profit from the Marketplace segment was 35.3% of revenue for the three months ended March 31, 2023, compared with 31.3% of revenue for the three months ended March 31, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 42.6% and 37.4% for the three months ended March 31, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the three ended March 31, 2023 as compared with the three months ended March 31, 2022, primarily due to improved transportation margins, an increase in revenue for vehicles sold on dealer-to-dealer platforms and an increase in third-party fees for platform services.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $12.8 million, or 12%, to $95.6 million for the three months ended March 31, 2023, compared with $108.4 million for the three months ended March 31, 2022, primarily as a result of decreases in professional fees of $6.3 million, information technology costs of $4.4 million, severance of $2.6 million, stock-based compensation of $1.6 million, fluctuations in the Canadian exchange rate of $1.4 million and telecom expenses of $0.8 million, partially offset by increases in bad debt expense of $0.7 million, marketing costs of $0.6 million, incentive-based compensation of $0.6 million and other miscellaneous expenses aggregating $2.4 million.

Finance Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2023	2022
Finance-related revenue
Interest income	$60.6	$43.2
Fee income	47.6	40.2
Other revenue	3.4	2.2
Provision for credit losses	(12.0)	(1.4)
Total Finance revenue	99.6	84.2
Cost of services*	16.4	15.0
Gross profit*	83.2	69.2
Selling, general and administrative	12.4	10.5
Depreciation and amortization	1.8	2.1
Operating profit	$69.0	$56.6

Loan transactions	420,000	372,000
Revenue per loan transaction	$237	$226
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended March 31, 2023 and 2022
Revenue
For the three months ended March 31, 2023, the Finance segment revenue increased $15.4 million, or 18%, to $99.6 million, compared with $84.2 million for the three months ended March 31, 2022. The increase in revenue was primarily the result of a 13% increase in loan transactions and a 5% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $11, or 5%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 450 basis points since March 31, 2022), an increase in floorplan fees and other fee income per unit and an increase in average portfolio duration, partially offset by an increase in net credit losses and a decrease in loan values.
The provision for credit losses increased to 2.0% of the average managed receivables for the three months ended March 31, 2023 from 0.2% for the three months ended March 31, 2022. The provision for credit losses is expected to be 2% or under, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months March 31, 2023, gross profit for the Finance segment increased $14.0 million, or 20%, to $83.2 million, or 83.5% of revenue, compared with $69.2 million, or 82.2% of revenue, for the three months ended March 31, 2022. The increase in gross profit as a percent of revenue was primarily the result of an 18% increase in revenue, partially offset by a 9% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $0.7 million, lot check expenses of $0.5 million and other miscellaneous expenses aggregating $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.9 million, or 18%, to $12.4 million for the three months ended March 31, 2023, compared with $10.5 million for the three months ended March 31, 2022 primarily as a result of increases in information technology costs of $0.8 million, compensation expense of $0.5 million and other miscellaneous expenses aggregating $0.6 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	March 31,	December 31,	March 31,
(Dollars in millions)	2023	2022	2022
Cash and cash equivalents	$219.6	$225.7	$134.2
Restricted cash	32.2	52.0	26.3
Working capital	408.6	379.2	1,023.2
Amounts available under the Revolving Credit Facility	241.0	161.0	224.0
Cash provided by (used by) operating activities for the three months ended	96.1		(22.6)
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2023	2022
Net cash provided by (used by):
Operating activities - continuing operations	$96.1	$(22.6)
Operating activities - discontinued operations	—	(39.2)
Investing activities - continuing operations	(13.6)	(246.7)
Investing activities - discontinued operations	7.0	(11.8)
Financing activities - continuing operations	(116.5)	276.7
Financing activities - discontinued operations	—	22.0
Net change in cash balances of discontinued operations	—	(24.3)
Effect of exchange rate on cash	1.1	3.0
Net decrease in cash, cash equivalents and restricted cash	$(25.9)	$(42.9)
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $96.1 million for the three months ended March 31, 2023, compared with net cash used by operating activities of $22.6 million for the three months ended March 31, 2022. Cash provided by continuing operations for the three months ended March 31, 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash used by continuing operations for the three months ended March 31, 2022 consisted primarily of an increase in trade receivables and other assets as well as payments of contingent consideration in excess of acquisition-date fair value, partially offset by cash earnings and an increase in accounts payable and accrued expenses. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends, as well as a decrease in payments of contingent consideration in excess of acquisition-date fair value.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $13.6 million for the three months ended March 31, 2023, compared with $246.7 million for the three months ended March 31, 2022. The cash used by investing activities for the three months ended March 31, 2023 was primarily from purchases of property and equipment and an increase in finance receivables held for investment. The cash used by investing activities for the three months ended March 31, 2022 was primarily due to an increase in finance receivables held for investments and purchases of property and equipment.

Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $116.5 million for the three months ended March 31, 2023, compared with net cash provided by financing activities of $276.7 million for the three months ended March 31, 2022. The cash used by financing activities for the three months ended March 31, 2023 was primarily due to a decrease in borrowings from lines of credit, a decrease in obligations collateralized by finance receivables and dividends paid on the Series A Preferred Stock. The cash provided by financing activities for the three months ended March 31, 2022 was primarily due to an increase in obligations collateralized by finance receivables and an increase in borrowings from lines of credit.
Cash flow from operating activities (discontinued operations) There were no operating activities (discontinued operations) for the three months ended March 31, 2023, compared with net cash used by operating activities of $39.2 million for the three months ended March 31, 2022. The cash used by operating activities for the three months ended March 31, 2022 primarily consisted of an increase in trade receivables and other assets, partially offset by cash earnings and an increase in accounts payable and accrued expenses.
Cash flow from investing activities (discontinued operations) Net cash provided by investing activities (discontinued operations) was $7.0 million for the three months ended March 31, 2023, compared with net cash used by investing activities of $11.8 million for the three months ended March 31, 2022. The cash provided by investing activities for the three months ended March 31, 2023 is attributable to the final proceeds from the sale of the ADESA U.S. physical auction business. The cash used by investing activities for the three months ended March 31, 2022 is primarily attributed to purchases of property and equipment.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the three months ended March 31, 2023, compared with net cash provided by financing activities of $22.0 million for the three months ended March 31, 2022. The cash provided by financing activities for the three months ended March 31, 2022 is primarily attributable to a net increase in book overdrafts.